Exhibit 10.1
AMENDMENT TO AGREEMENT
     This Amendment to Agreement, effective as of December 5, 2008 (the “Effective Date”) amends that certain Agreement, effective as of September 18, 2006, by and between Global Industries, Ltd., a Louisiana corporation (hereinafter referred to as the “Company”), and William J. Doré, an individual (hereinafter referred to as “Mr. Doré”) (“Original Agreement”).
W I T N E S S E T H:
     WHEREAS, the Board of Directors of the Company (the “Board”) has asked Mr. Doré to serve as a director of the Company;
     WHEREAS, in connection with Mr. Doré’s agreement to join the Board, Mr. Doré and the Company desire to amend the Original Agreement as set forth herein (“Amendment”);
     NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Doré and the Company agree as follows:
     1. Amendments. The Original Agreement is amended as follows:
     (a) Subsection (b) of Section 2 of the Original Agreement is amended to replace “April 30, 2010” with “April 30, 2011.”
     (b) Clause (i) of Subsection (c) of Section 2 of the Original Agreement is amended to replace the reference to “35 months” with “47 months.”
     (c) Clause (ii) of Subsection (c) of Section 2 of the Original Agreement is deleted in its entirety and the following shall replace such clause (ii) of Subsection (c) of Section 2 of the Original Agreement:
     “(ii) an office fee, payable annually in advance, at an annual rate of $175,000 to cover office space and related services for Mr. Doré (the first annual payment of $175,000 shall be due and payable on the first business day following the date for his ceasing to maintain an office in the Company’s offices mutually agreed between Mr. Doré and the Company, subsequent payments of $175,000 shall be made on the second, third and fourth anniversary of such date and a final payment (equal to $175,000 multiplied by a fraction, the numerator of which shall be the number of months remaining between the date payment is due and April 30, 2011 and the denominator of which is 12) shall be paid on the fifth anniversary of such date), and”

     (d) Clause (y) of Subsection (c) of Section 2 of the Original Agreement is deleted in its entirety and the following shall replace such clause (y) of Subsection (c) of Section 2 of the Original Agreement:
     “(y) the cost or expense then payable by senior executives of the Company for Medical Benefits and the Company further agrees to continue Mr. Doré’s eligibility for Medical Benefits under the Company’s group health plan in effect from time to time after the COBRA coverage expires until eligibility for Medical Benefits under the Company’s group health plan as in effect from time to time after the COBRA coverage expires and until the death of Mr. Doré and with respect to his Covered Dependent until the later to occur of April 30, 2011 and Mr. Doré’s death provided that in each case Mr. Doré (or his estate) continues to pay to the Company monthly the amount specified in clause (y); and provided further, that (1) if Mr. Doré becomes re-employed with another employer and is eligible to receive medical benefits under another employer provided plan, the Medical Benefits shall be secondary to those provided under such other plan during such applicable period of eligibility and (2) upon Mr. Doré becoming eligible to receive Medicare benefits, the Medical Benefits shall be primary to Medicare during the Consulting Period but thereafter the Medical Benefits shall be secondary to those provided by Medicare to the extent permitted by law.”
     (e) Subsection (a) of Section 4 is amended to replace “April 30, 2010” with “April 30, 2011” in both places where it appears in such subsection
     2. Outside Director Fees. Nothing in the Original Agreement or this Amendment shall limit or restrict Mr. Doré’s right to receive the compensation and benefits provided from time to time to outside directors during any period of time when Mr. Doré is then serving as an outside director
     3. Use of Company Aircraft. While Mr. Doré is serving as a member of the Board he shall be entitled to use the Company’s aircraft including for personal travel in accordance with the Company’s policies and Mr. Doré agrees to promptly pay to the Company all fees and charges in accordance with the Company’s policy.
     4. Remainder of Agreement Not Affected. Except as set forth in Section 1 hereof, the terms and provisions of the Original Agreement shall remain in full force and effect and are hereby ratified and confirmed.
     5. Definitions, References.
     (a) Unless otherwise specifically defined herein, each term used herein which is defined in the Original Agreement shall have the meaning assigned to such term in the Original Agreement.
     (b) On and after the effective date of this Amendment (i) all references in the Original Agreement to the Original Agreement shall be deemed to refer to the Original Agreement as amended by this Amendment, and (ii) all references to “hereof,” “hereunder,” “herein,” “hereby” and other similar references contained in the Original Agreement as well as each reference to “this Agreement” and each other similar reference contained in the Original Agreement shall refer to the Original Agreement, as amended.
     6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

GLOBAL INDUSTRIES, LTD.

By:	/s/ Ed Hotard Ed Hotard, Director

/s/ William J. Doré William J. Doré

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